UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2011

Orchid Cellmark Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30267	22-3392819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4390 US Route One

Princeton, New Jersey 08540

(Address of principal executive offices, including zip code)

(609) 750-2200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on April 5, 2011, Orchid Cellmark Inc. (the “Company”) entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Laboratory Corporation of America Holdings (“LabCorp”) and OCM Acquisition Corp., a direct, wholly owned subsidiary of LabCorp (“Purchaser”).

Pursuant to the Merger Agreement, on April 19, 2011, Purchaser commenced a tender offer to purchase all outstanding shares of the Company’s common stock (the “Shares”) at a price of $2.80 per share, net to the seller in cash, without interest and subject to applicable tax withholding (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 19, 2011, and in the related Letter of Transmittal (which, together with all amendments and supplements thereto, collectively constitute the “Offer”).

On December 12, 2011, LabCorp announced that the initial offering period of the Offer, as previously extended, had expired at 5:00 p.m., New York City time, on December 9, 2011 and that as of such time, based on the information provided by the depositary for the Offer, 25,965,712 Shares were validly tendered and not withdrawn prior to the expiration of the initial offering period (including 67,735 Shares subject to guaranteed delivery procedures), representing approximately 86.5% of the outstanding Shares (including such Shares tendered pursuant to guaranteed delivery procedures). Purchaser accepted for payment all Shares that were validly tendered in the initial offering period and not properly withdrawn on December 9, 2011.

In addition, on December 12, 2011, LabCorp announced that Purchaser commenced a subsequent offering period for all remaining untendered Shares, which expired at 4:00 p.m., New York City time, on December 15, 2011. The depositary for the Offer advised Purchaser that an additional 217,184 Shares were validly tendered prior to the expiration of the subsequent offering period, which, together with the Shares previously accepted for payment on December 9, 2011, represented approximately 87.2 % of the Company’s outstanding Shares. Purchaser accepted for payment all Shares that were validly tendered in the subsequent offering period.

Subsequent to the expiration of the Offer, on December 15, 2011, Purchaser exercised its top-up option, pursuant to the terms of the Merger Agreement, and purchased 8,273,065 newly issued Shares (the “Top-Up Option Shares”) at the Offer Price per Share, for an aggregate purchase price of approximately $23.2 million. In consideration of the Top-Up Option Shares, Purchaser paid $8,273.07 in cash and issued a promissory note to the Company in the amount of $23,156,308.93.

On December 15, 2011 pursuant to the terms of the Merger Agreement, Purchaser merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of LabCorp. In the Merger, Shares not purchased in the Offer (other than Shares owned by LabCorp, Purchaser, the Company or their respective subsidiaries, and Shares held by stockholders who are entitled to demand, and who properly perfect their appraisal rights with respect to such Shares) were converted into the right to receive the same $2.80 per Share, net to the holder in cash, without interest and subject to applicable tax withholding, paid in the Offer.

As a result of the Merger, the Company no longer fulfills the numerical listing requirements of the NASDAQ Global Market (“NASDAQ”). Accordingly, on December 16, 2011, at the Company’s request, NASDAQ filed with the U.S. Securities and Exchange Commission (the “SEC”) a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on Form 25 to effect the delisting of shares of the Company’s common stock from NASDAQ. In addition, the Company intends to file with the SEC a Certification on Form 15 under the Exchange Act requesting the Shares be deregistered and that the Company’s reporting obligations under Sections 13(a) and 15(d) of the Exchange Act be terminated.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure contained in Item 3.01 above is incorporated herein by reference.

The Top-Up Option Shares issued to Purchaser pursuant to the top-up option were issued in reliance upon an exemption from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, as a transaction by an issuer not involving a public offering.

Item 3.03 Material Modification to Rights of Security Holders.

The disclosure contained in Item 3.01 above and in Item 5.03 below is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change of Fiscal Year.

Pursuant to the Merger, the certificate of incorporation of the Company was amended and restated, the text of which amendment and restatement is filed as Exhibit 3.1 to this Form 8-K and incorporated herein by reference.

Pursuant to the Merger, the bylaws of the Company were amended and restated, the text of which amendment and restatement is filed as Exhibit 3.2 to this Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 3.1	Text of Second Restated Certificate of Incorporation of the Company.

Exhibit 3.2	Text of Fourth Amended and Restated Bylaws of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orchid Cellmark Inc.

Date: December 20, 2011	By:	/s/ F. SAMUEL EBERTS III
F. Samuel Eberts III
President and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 3.1	Text of Second Restated Certificate of Incorporation of the Company.

Exhibit 3.2	Text of Fourth Amended and Restated Bylaws of the Company.